Exhibit 99.1

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR THIRD QUARTER

OF FISCAL 2008

-55% Growth in Product Revenues and 22% Reduction in Net Loss

Highlight Quarter -

Salt Lake City, May 6, 2008 — Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com) today reported consolidated financial results for the third quarter of fiscal 2008 and the nine months ended March 31, 2008.

Molecular diagnostics revenue for the third quarter of fiscal 2008 was $59.0 million, compared with $38.0 million in the third quarter of fiscal 2007, an increase of 55%. For the nine months ended March 31, 2008, molecular diagnostics revenue rose to $158.2 million, from $103.0 million in the same period in fiscal 2007. Compared with the second quarter of fiscal 2008, molecular diagnostics revenue achieved a sequential quarterly increase of over 11%. Myriad believes that its increased sales, marketing and educational efforts, including its direct-to-consumer advertising campaign for BRACAnalysis® in the Northeast region, have resulted in increased demand for its products. Total revenues for the quarter were $61.8 million, compared to $41.0 million in the same period last year.

The molecular diagnostics cost of revenue for the third quarter was $8.3 million, compared to $7.6 million in the third quarter of fiscal 2007. This 9% increase on 55% revenue growth is due in part to the technology improvements and efficiency gains that the Company has made in its molecular diagnostics laboratory.

The gross profit margin on the Company’s molecular diagnostics business was 86% for the three months ended March 31, 2008, compared with an 80% gross profit margin from the same three month period in 2007.

Net operating income for the Company’s molecular diagnostics business increased to $27.7 million, a 47% net operating margin, in the third quarter of fiscal 2008. This result compares to $16.2 million, a 43% net operating margin, in the third quarter of fiscal 2007, representing a 71% increase in net operating profit.

“We continue to see strong topline and bottom-line growth in our molecular diagnostics business,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “We are equally pleased with the progress we are making on the therapeutic side of the Company. We have completed the Phase 3 clinical trial of Flurizan® in Alzheimer’s disease and look forward to announcing the results in the near future.”

Research and development expense for the three months ended March 31, 2008 was $31.2 million, compared to $22.9 million for the same three months in 2007. This increase was primarily due to costs associated with the Company’s ongoing clinical trials for its five drug candidates in Alzheimer’s disease, cancer and AIDS.

Selling, general and administrative expenses for the three months ended March 31, 2008 were $30.2 million, a small decrease from the prior quarter’s selling, general and administrative expenses of $30.5 million. Selling, general and administrative expenses for the same three months in 2007 were $19.6 million. The increase in third quarter fiscal 2008 SG&A expense over the third quarter of fiscal 2007 is generally attributable to increased costs incurred to support the 55% increase in molecular diagnostics revenue.

The net loss for the third quarter of fiscal 2008 was $4.6 million or $0.10 per share, which is a 22% reduction in net loss from $5.9 million, or $0.14 loss per share, in the third quarter of fiscal 2007. The Company ended the third quarter in strong financial condition with no debt and approximately $310 million in cash, cash equivalents and marketable investment securities.

Launch of New Direct-To-Consumer Campaign

Myriad is pleased to announce the launch of a second regional BRACAnalysis Direct-to-Consumer (DTC) Campaign, to be held in the southern region of the United States, principally Texas and Florida. This campaign area represents 18% of the United States market for BRACAnalysis, compared with 12% for the northeast region. The direct-to-physician phase of the campaign has already commenced with a physician education component that precedes the DTC advertising to consumers. The southern DTC campaign is expected to run from September 2008 until March 2009. The estimated cost of the southern DTC campaign will be in the same range as the northeast campaign, approximately $8 million.

Therapeutic Pipeline Update: Vivecon and MPC-3100

Vivecon™, a novel viral maturation inhibitor for the treatment of HIV infection, is being studied in a Phase 1 clinical trial in healthy volunteers. The drug candidate has completed several escalations of dose in these individuals and initially appears to be well absorbed, demonstrating good oral bioavailability. The half-life of the drug candidate is long, which should allow for once-a-day dosing. Plasma concentrations of Vivecon have been achieved that surpass the IC50 level required for inhibition of viral replication. No drug-related adverse effects have been reported in the trial to date, indicating that Vivecon appears to be well-tolerated. Subject to successful completion of the Phase 1 trial and FDA review of the Phase 2 protocol, a Phase 2 study of multiple ascending doses in HIV positive, treatment-naïve patients is planned for fall 2008.

MPC-3100 is Myriad’s drug candidate for the treatment of cancer. In preclinical studies, it demonstrated the ability to inhibit HSP90 (heat shock protein 90), a molecular chaperone compound that ensures proper folding of many oncogenic proteins. Mutation of oncogenes frequently results in over-production of the protein or a gain in function. Either of these events can lead to cancer. These mutated genes require HSP90 to function, so inhibiting HSP90 may lead to a reduction in concentration of the cancer-causing proteins. There are two classes of HSP90 inhibitors currently in clinical development, those that are semi-synthetics based on the natural product, geldanamycin, and those, like MPC-3100, that are completely synthetic and unrelated to geldanamycin. The geldanamycin-derived compounds are given by infusion, cannot be administered orally, and their use is limited by organ toxicity.

MPC-3100 is orally available, making daily dosing possible. In preclinical studies, MPC-3100 has demonstrated good oral bioavailability, high potency and appropriate pharmacokinetics. In head-to-head tests with competitive HSP90 programs, MPC-3100 stopped the tumor growth and reduced the tumor’s volume in a mouse xenograft model without sign of toxicity, while the competitive compound could only slow the growth of the tumor with no reduction in its volume. Myriad anticipates submitting an Investigational New Drug application to the FDA in order to begin Phase 1 trials in humans in early 2009.

Conference Call and Webcast

A conference call with Company management will be held today, Tuesday, May 6, 2008 at 10:00 a.m. Eastern time to discuss these results and recent events at the Company. Callers are requested to dial in between 9:45 a.m. and 10:00 a.m. to (800) 926-4420 or (212) 231-2905 from outside the U.S., and enter reservation number 21381718. An archived replay of the call will be available for seven days by dialing

(800) 633-8284 or (402) 977-9140, and entering the reservation number 21381718. The conference call will also be audiocast over the Web at: www.myriad.com

Flurizan®, Vivecon™ and BRACAnalysis® are trademarks of Myriad Genetics, Inc.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets molecular diagnostic products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increased sales, marketing and educational efforts resulting in wider acceptance of Myriad products by the medical community and increased demand by patients for molecular diagnostic testing, driving increased revenues; the continuation or improvement of gross profit margins on the Company’s molecular diagnostic business; the continued exceptional growth in our molecular diagnostic business; the announcement of results from the Phase 3 clinical trial of Flurizan in the near future; the launch and continuation of a second regional BRACAnalysis Direct-to-Consumer Campaign to be held in the southern region of the US from September 2008 until March 2009; the approximate cost of the southern DTC campaign; the planned initiation of a Phase 2 study of multiple ascending doses in HIV positive, treatment-naïve patients for Fall 2008 for Vivecon; the submission of an Investigational New Drug application to the FDA, in order to begin Phase 1 trials in humans in early 2009 for MPC-3100 . These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	Mar. 31, 2008	Mar. 31, 2007	Mar. 31, 2008	Mar. 31, 2007
Revenues:
Molecular diagnostic revenue	$59,023	$37,991	$158,176	$103,017
Research and other revenue	2,742	2,979	8,597	8,631

Total revenues	61,765	40,970	166,773	111,648
Costs and expenses:
Molecular diagnostic cost of revenue	8,263	7,577	23,289	23,211
Research and development expense	31,161	22,890	84,490	73,899
Selling, general and administrative expense	30,157	19,595	87,127	49,999

Total costs and expenses	69,581	50,062	194,906	147,109

Operating loss	(7,816)	(9,092)	(28,133)	(35,461)
Other income (expense):
Interest income	3,250	3,123	10,774	8,298
Other	(65)	32	(337)	5

	3,185	3,155	10,437	8,303

Net loss	$(4,631)	$(5,937)	$(17,696)	$(27,158)

Basic and diluted loss per share	$(0.10)	$(0.14)	$(0.40)	$(0.67)

Basic and diluted weighted average shares outstanding	44,448	41,503	44,035	40,329

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2008	Jun. 30, 2007
Cash, cash equivalents, and marketable investment securities	$310,488	$308,312
Trade receivables, net	39,704	31,103
Other receivables	2,018	1,348
Prepaid expenses	7,032	5,972
Equipment and leasehold improvements, net	28,111	24,888
Other assets	3,604	3,917

Total assets	$390,957	$375,540
Accounts payable and accrued liabilities	$35,603	$34,794
Deferred revenue	2,058	383
Stockholders’ equity	353,296	340,363

Total liabilities and stockholders' equity	$390,957	$375,540